Exhibit 99.1

KULR Changes Designation of Principal Executive Office to Texas, Announces Leadership Transition

SAN DIEGO / GLOBENEWSWIRE / August 21, 2024 / KULR Technology Group, Inc. (NYSE American: KULR) (the "Company" or "KULR"), a global leader in sustainable energy management, announced today the mutually agreed upon resignation of Keith Cochran as President and Chief Operating Officer, effective August 20, 2024. KULR has re-allocated the oversight of its day-to-day operations among its executive level management, headed by Chief Executive Officer, Michael Mo.

“On behalf of the Board and rest of the Company, I want to thank Keith for his years of service to the Company,” said Michael Mo. “We are appreciative of Keith's expertise and leadership throughout his tenure as President and Chief Operating Officer and wish him well in his future endeavors.”

KULR’s Board believes the new leadership structure fully aligns with the Company’s accelerated strategic shift to Webster, Texas, which the Company has designated as its principal executive office. While Webster is already the Company's largest office, its San Diego location will continue to be a critical innovation hub.

About KULR Technology Group Inc.

KULR Technology Group Inc. (NYSE American: KULR) is a leading energy management platform company offering proven solutions that play a critical role in accelerating the electrification of the circular economy. Leveraging a foundation in developing, manufacturing, and licensing next-generation carbon fiber thermal management technologies for batteries and electronic systems, KULR has evolved its holistic suite of products and services to enable its customers across disciplines to operate with efficiency and sustainability in mind. For more information, please visit www.kulrtechnology.com.

Safe Harbor Statement

This press release does not constitute an offer to sell or a solicitation of offers to buy any securities of any entity. This release contains certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business, which include the risk factors disclosed in our Form 10-K filed with the Securities and Exchange Commission on April 12, 2024, as may be amended or supplemented by other reports we file with the Securities and Exchange Commission from time to time. Forward-looking statements include statements regarding our expectations, beliefs, intentions, or strategies regarding the future and can be identified by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” and “would” or similar words. All forecasts are provided by management in this release are based on information available at this time and management expects that internal projections and expectations may change over time. In addition, the forecasts are entirely on management’s best estimate of our future financial performance given our current contracts, current backlog of opportunities and conversations with new and existing customers about our products and services. We assume no obligation to update the information included in this press release, whether because of new information, future events or otherwise.

Investor Relations:

KULR Technology Group, Inc.

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Email: ir@kulrtechnology.com